Exhibit 10.3

TAX MATTERS AGREEMENT

between

BAUSCH HEALTH COMPANIES INC.,

on behalf of itself

and the members

of the Parent Group

and

SOLTA MEDICAL CORPORATION,

on behalf of itself

and the members

of the Solta Group

Dated as of [•], 2021

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [•], 2021 between Bausch Health Companies Inc., a corporation continued under the laws of the Province of British Columbia, Canada (“Parent”), on behalf of itself and the members of the Parent Group, as defined below, and Solta Medical Corporation, a company incorporated under the British Columbia Business Corporation Act (“Solta,” and together with Parent, the “Parties”), on behalf of itself and the members of the Solta Group, as defined below.

W I T N E S S E T H:

WHEREAS, in connection with the initial public offering of Solta (the “IPO”), Parent and Solta have entered into a Master Separation Agreement, dated as of [•], 2021 (the “Separation Agreement”), pursuant to which the IPO and certain other related transactions will be consummated;

WHEREAS, prior to and in anticipation of the IPO, Parent effected, and caused its Subsidiaries to effect, the Separation in accordance with, and subject to the terms of, the Separation Agreement; and

WHEREAS, Parent and Solta desire to set forth their agreement on the rights and obligations of Parent, Solta and the members of the Parent Group and the Solta Group, respectively, with respect to (a) the administration and allocation of Canadian and non-Canadian Taxes, incurred in (i) Taxable periods (or portions thereof) ending on or before the IPO Date and (ii) Taxable periods (or portions thereof) beginning after the IPO Date, (b) Taxes resulting from the Separation and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1. Definitions.

(a) As used in this Agreement:

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the recitals hereto.

“Ancillary Agreements” means all Ancillary Agreements (as defined in the Separation Agreement) other than this Agreement.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, provincial, state, county, municipal, local, multinational or non-Canadian statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” has the meaning set forth in the Separation Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the IPO Date (in the event that the IPO Date is not the last day of the Taxable period, as if the IPO Date were the last day of the Taxable period), subject to adjustment for items accrued on the IPO Date that are properly allocable to the Taxable period following the IPO, as determined by Parent in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-IPO Periods on a pro rata basis in accordance with the number of days in each Taxable period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group” means any group consisting of at least one member that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Parent Group and at least one member of the Solta Group.

“Combined Tax Return” means a Tax Return filed in respect of Taxes for a Combined Group.

“Company” means Parent or Solta (or the appropriate member of each of their respective Groups), as appropriate.

“Contribution” has the meaning set forth in the Separation Agreement.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the Parent Group or any member of the Solta Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 14 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Income Tax” means any Tax imposed on, or measured by reference to, net income or gains, and any Taxes imposed in lieu of such a Tax.

“Income Tax Return” means any Tax Return in respect of an Income Tax.

“Indemnitee” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Section 10.

“IPO Date” means the closing date of the IPO.

“IPO” has the meaning set forth in the recitals hereto.

“IRS” means the United States Internal Revenue Service.

“Joint Tax Return” means any (i) Combined Tax Return or (ii) Tax Return that includes Tax Items attributable to both the Parent Business and the Solta Business.

“Parent” has the meaning set forth in the recitals hereto.

“Parent Business” has the meaning set forth in the Separation Agreement.

“Parent Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of Parent that are granted by any member of the Parent Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the IPO or any subsequent transaction).

“Parent Group” has the meaning set forth in the Separation Agreement.

“Parent Separate Tax Return” means any Separate Tax Return of or including any member of the Parent Group.

“Person” has the meaning set forth in the Separation Agreement.

“Post-IPO Period” means any Taxable period (or portion thereof) beginning after the IPO Date.

“Pre-IPO Period” means any Taxable period (or portion thereof) ending on or before the IPO Date.

“Separate Tax Return” means any Tax Return required to be filed by a member of the Parent Group or a member of the Solta Group that is not a Joint Tax Return.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals hereto.

“Separation Taxes” means any Taxes incurred by Parent and the Parent Group or Solta and the Solta Group as a result of the Separation Transactions.

“Separation Transactions” means the transactions undertaken pursuant to the Separation Agreement to effect the Separation.

“Solta Business” has the meaning set forth in the Separation Agreement.

“Solta Carried Item” means any Tax Attribute of the Solta Group that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Tax Law.

“Solta Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of Solta that are granted by any member of the Solta Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the IPO or any subsequent transaction).

“Solta Group” has the meaning set forth in the Separation Agreement.

“Solta Separate Tax Return” means any Separate Tax Return of or including any member of the Solta Group.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Parent Group or the Solta Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” means (i) a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability, and (ii) to the extent not included in clause (i), any Tax basis, earnings and profits, previously taxed earnings and profits, overall foreign loss or other Tax attribute.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Refund” means any Tax refund, credit in lieu thereof, offset or other similar item that results in a reduction in otherwise required Tax payments.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof and any appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority, including any province, state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all Canadian and non-Canadian sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Parent Group or any member of the Solta Group in connection with the Separation.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Due Date	Section 11(a)
Parent Compensation Tax Asset	Section 7(a)
Past Practices	Section 4(f)(i)
Tax Arbiter	Section 24
Tax Refund Recipient	Section 8(c)

(c) All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Parent Group, on the one hand, and any member of the Solta Group, on the other hand, if not previously terminated, shall be terminated as of the IPO Date without any further action by the Parties thereto. Following the IPO, no member of the Parent Group or the Solta Group shall have any further rights or liabilities thereunder, and this Agreement, the Separation Agreement and the Ancillary Agreement (to the extent such agreements reflect an agreement between the Parties as to Tax sharing) shall be the sole Tax sharing agreements between the members of the Parent Group, on the one hand, and the members of the Solta Group, on the other hand.

Section 3. Allocation of Taxes.

(a) General Allocation Principles. Except as provided in Section 3(c), all Taxes shall be allocated as follows:

(i) Allocation of Taxes Reflected on Joint Tax Returns. Parent shall be allocated all Taxes reported, or required to be reported, on any Joint Tax Return that any member of the Parent Group or Solta Group files or is required to file under Applicable Tax Law; provided, however, that to the extent any such Joint Tax Return includes any Tax Item attributable to (A) any member of the Solta Group or (B) the Solta Business, in each case, in respect of any Post-IPO Period, Solta shall be allocated all Taxes attributable to such member(s) of the Solta Group or the Solta Business, as applicable, as determined pursuant to Section 3(b).

(ii) Allocation of Taxes Reflected on Separate Tax Returns.

(A) Parent shall be allocated all Taxes reported, or required to be reported, on a Parent Separate Tax Return.

(B) Solta shall be allocated all Taxes reported, or required to be reported, on a Solta Separate Tax Return.

(iii) Taxes Not Reported on Tax Returns.

(A) Parent shall be allocated any Tax attributable to any member of the Parent Group that is not required to be reported on a Tax Return.

(B) Solta shall be allocated any Tax attributable to any member of the Solta Group that is not required to be reported on a Tax Return.

(b) Allocation Conventions.

(i) All Taxes allocated pursuant to Section 3(a) shall be allocated between the Pre-IPO Period and the Post-IPO Period in accordance with the Closing of the Books Method; provided, however, that if Applicable Tax Law does not permit a Solta Group member to close its Taxable year on the IPO Date, the Tax attributable to the operations of the members of the Solta Group for any Post-IPO Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method (except to the extent otherwise agreed upon by Parent and Solta).

(ii) For purposes of Section 3(a)(i), the amount of Taxes attributable to the member(s) of the Solta Group or the Solta Business, as applicable, shall be determined by Parent on a pro forma basis prepared (A) assuming that such member(s) were not included in the group of companies filing the applicable Joint Tax Return, but rather filed a separate Joint Tax Return that includes only such member(s), (B) including only Tax Items of such member(s), (C) except as provided in clause (E) hereof, using all elections, accounting methods and conventions used on such Joint Tax Return for such period, (D) applying the highest statutory marginal Tax rate in effect for such period, (E) assuming that such member(s) elect not to carry back any net operating losses and (F) assuming that such member(s) utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of such member(s) arising in Post-IPO Periods determined in accordance with this Section 3(b)(ii); provided that the amount of Taxes so determined shall not be less than zero.

(iii) Any Tax Item of Solta or any member of the Solta Group arising from a transaction engaged in outside the ordinary course of business on the IPO Date shall be allocable to Solta; provided that the foregoing shall not include any action that is undertaken pursuant to the Separation or the Contribution.

(c) Special Allocation Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i) Taxes Relating to Parent Compensatory Equity Interests. Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any Parent Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(ii) Separation Taxes. Any liability for Separation Taxes shall be allocated to Parent.

(iii) Taxes Covered by the Separation Agreement or Ancillary Agreements. Subject to the preceding clauses of Section 3(c), any liability or other matter relating to Taxes that is specifically addressed in the Separation Agreement or any Ancillary Agreement shall be allocated or governed as provided in such agreement.

Section 4. Preparation and Filing of Tax Returns.

(a) Parent Prepared Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, all (i) Joint Tax Returns and (ii) Parent Separate Tax Returns. To the extent any Joint Tax Return reflects operations of the Solta Group for a Taxable period that includes the IPO Date, Parent shall include in such Joint Tax Return the results of such member of the Solta Group, as the case may be, on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law. If a member of the Solta Group is responsible for the filing of any such Tax Return under Applicable Tax Law, Parent shall, subject to the procedures set forth in Sections 4(c), 4(d) and 4(e), deliver such prepared Tax Return to Solta in advance of the applicable filing deadline.

(b) Solta Prepared Tax Returns. Solta shall prepare and file all Solta Separate Tax Returns.

(c) Determination of Responsible Party. Parent, in consultation with Solta, shall determine which Party or their respective Affiliates is required to file any Joint Tax Return or Separate Tax Return under Applicable Tax Law.

(d) Provision of Information. Solta shall maintain all necessary information for Parent (or any of its Affiliates) to file any Tax Return that Parent is required or permitted to file under this Section 4, and shall provide to Parent all such necessary information in accordance with the Parent Group’s past practice. Parent shall maintain all necessary information for Solta (or any of its Affiliates) to file any Tax Return that Solta is required or permitted to file under this Section 4, and shall provide Solta with all such necessary information in accordance with the Parent Group’s past practice.

(e) Right to Review. The Party responsible for preparing (or causing to be prepared) any Tax Return under this Section 4 shall make such Tax Return and related workpapers available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would be liable under Section 3, (ii) such Tax Return relates to such Taxes described in clause (i) and the requesting

Party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return or (iii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for a Tax Refund under this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable best efforts to have such Tax Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting Party with respect to such Tax Return is material. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(f) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule. Except as provided in this Section 4(f)(i), Solta shall prepare (or cause to be prepared) any Tax Return, with respect to Taxable periods (or portions thereof) ending prior to or on the IPO Date, for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the Parent Group prior to the IPO Date with respect to such Tax Return to the extent permitted by Applicable Law, and to the extent any items, methods or positions are not covered by Past Practices, as directed by Parent in its sole discretion to the extent permitted by Applicable Law.

(ii) Solta Separate Tax Returns. With respect to any Solta Separate Tax Return, Solta and the other members of the Solta Group shall include Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Parent is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iii) Election to File Joint Tax Returns. Parent shall be entitled in its sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by Parent in connection with the filing of such Joint Tax Returns.

(iv) Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, Parent and Solta shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(g) Payment of Taxes. Parent shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Parent Group is responsible for filing under this Section 4, and Solta shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Solta Group is responsible for filing under this Section 4. If any member of the Parent Group is required to make a payment to a Taxing Authority for Taxes allocated to Solta under Section 3, Solta shall pay the amount of such Taxes to Parent in accordance with Section 10 and Section 11. If any member of the Solta Group is required to make a payment to a Taxing Authority for Taxes allocated to Parent under Section 3, Parent shall pay the amount of such Taxes to Solta in accordance with Section 10 and Section 11.

Section 5. Apportionment of Tax Attributes.

(a) Any Tax Attributes arising in a Pre-IPO Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Parent Group and the members of the Solta Group in accordance with Parent’s historical practice (including historical methodologies for making corporate allocations) and Applicable Tax Law, as determined by Parent in its sole discretion.

(b) Upon receipt of a written request from Solta, Parent shall in good faith, based on information reasonably available to it, advise Solta in writing, as soon as reasonably practicable after the close of the relevant Taxable period in which the IPO occurs, of Parent’s estimate of the portion, if any, of any Tax Attributes identified in such written request which Parent determines is expected to be allocated or apportioned to the members of the Solta Group under Applicable Tax Law. In the event of any adjustment to the previously delivered estimate of any such Tax Attributes, Parent shall promptly advise Solta in writing of such adjustment. For the avoidance of doubt, Parent shall not be liable to any member of the Solta Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith. All members of the Solta Group shall prepare all Tax Returns in accordance with the written notices provided by Parent to Solta pursuant to this Section 5(b).

(c) Except as otherwise provided herein, to the extent that the amount of Tax Attribute allocated to members of the Parent Group or the Solta Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such Tax Attribute was allocated pursuant to this Section 5, as determined by Parent in good faith.

Section 6. Utilization of Tax Attributes.

(a) Amended Returns. Any amended Tax Return or claim for a Tax Refund with respect to any member of the Solta Group may be made only by the Party responsible for preparing the original Tax Return with respect to such member of the Solta Group pursuant to Section 4.

(b) No Carryback Election. The Parties hereby agree (i) not to make or cause to be made any election to claim, (A) in any Pre-IPO Period (other than in respect of a Solta Separate Tax Return) or (B) in any Joint Tax Return, a Solta Carried Item from a Post-IPO Period and (ii) to elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any Solta Carried Item from a Post-IPO Period to (A) a Pre-IPO Period (other than in respect of a Solta Separate Tax Return) or (B) a Joint Tax Return.

(c) Solta Carrybacks.

(i) If a member of the Solta Group reasonably determines that it is required by Applicable Tax Law to carry back any Solta Carried Item to (i) a Pre-IPO Period (other than in respect of a Solta Separate Tax Return) or (ii) a Joint Tax Return, it shall notify Parent in writing of such determination at least ninety (90) days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If Parent disagrees with such determination, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 24.

(ii) If a Solta Carried Item is carried back to a Joint Tax Return pursuant to Section 6(c)(i), Parent shall be required to make a payment to the Solta Group in an amount equal to the Tax Refund in respect of such Solta Carried Item in accordance with Section 8(c).

(d) Carryforwards to Separate Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5 and carried forward to a Solta Separate Tax Return, any Tax benefits arising from such carryforward shall be retained by the Solta Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward to a Parent Separate Tax Return, any Tax benefits arising from such carryforward shall be retained by the Parent Group.

Section 7. Deductions and Reporting for Certain Awards.

(a) Deductions. The Parent Group shall be allocated, and be entitled to receive the Tax benefit of, any Tax deduction relating to (i) the issuance, exercise, vesting and/or settlement after the IPO Date of any Parent Compensatory Equity Interests and (ii) any liability after the IPO Date with respect to compensation or benefits assumed, retained, required to be paid, satisfied or provided by, or otherwise allocated to, any member of the Parent Group under the Separation Agreement or any Ancillary Agreement (each such deduction, a “Parent Compensation Tax Asset”). Parent and Solta acknowledge and agree that, to the extent permitted by Applicable Tax Law, Parent or a member of the Parent Group shall be entitled to, and shall, claim any such Tax deduction on a Tax Return of Parent or a member of the Parent Group.

(b) Payments for Parent Compensation Tax Assets. If, notwithstanding clause (a), a Parent Compensation Tax Asset gives rise to a Tax deduction for any member of the Solta Group in any Post-IPO Period, Solta shall pay over to Parent the actual Tax benefit received by Solta from the utilization of such Parent Compensation Tax Asset, determined using a “with and without” methodology (treating any deductions attributable to the use by a member of the Solta Group of a Parent Compensation Tax Asset as the last item claimed for any Taxable period, including after the utilization of any available Tax Attributes).

(c) Withholding and Reporting. All applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employee) with respect to the issuance, exercise, vesting or settlement of any Parent Compensatory Equity Interests or Solta Compensatory Equity Interests shall be the responsibility of the Party to which such responsibility has been prescribed by Section 9.02 of the Employee Matters Agreement. Parent and Solta acknowledge and agree that the Parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 8. Tax Refunds.

(a) Parent Tax Refunds. Parent shall be entitled to any Tax Refund (including any interest actually received on or in respect thereof) received by any member of the Parent Group or any member of the Solta Group, other than any Tax Refund to which Solta is entitled pursuant to Section 8(b) (or, with respect to any Solta Carried Item, Section 6). Solta shall not be entitled to any Tax Refund received by any member of the Parent Group or the Solta Group, except as set forth in Section 8(b).

(b) Solta Tax Refunds. Solta shall be entitled to any Tax Refund (including any interest actually received on or in respect thereof) received by any member of the Parent Group or any member of the Solta Group after the IPO Date with respect to any Tax allocated to a member of the Solta Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to Solta pursuant to Section 3(c)(ii)), other than any Tax Refund resulting from a Solta Carried Item, which shall be governed by Section 6.

(c) A Company receiving (or realizing) a Tax Refund to which another Company is entitled hereunder (a “Tax Refund Recipient”) shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund and any other reasonable costs associated therewith) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed.

Section 9. Covenants. Solta shall not, and shall not permit any other member of the Solta Group to, take or fail to take any action in a manner that management of Solta knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the IPO Date to which any member of the Solta Group or the Parent Group is a party.

Section 10. Indemnities.

(a) Solta Indemnity to Parent. Except in the case of any liabilities described in Section 10(b), Solta and each other member of the Solta Group shall jointly and severally indemnify Parent and the other members of the Parent Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Solta pursuant to Section 3;

(ii) any Tax liability attributable to a breach, after the IPO Time, by Solta or any other member of the Solta Group of any representation, covenant or provision contained in this Agreement; and

(iii) all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) Parent Indemnity to Solta. Except in the case of any liabilities described in Section 10(a), Parent and each other member of the Parent Group will jointly and severally indemnify Solta and the other members of the Solta Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Parent pursuant to Section 3;

(ii) any Taxes imposed on any member of the Solta Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) solely as a result of any such member being or having been a member of a Combined Group; and

(iii) all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Discharge of Indemnity. Solta, Parent and the members of their respective Groups shall discharge their obligations under Section 10(a) or Section 10(b) hereof, respectively, by paying the relevant amount in accordance with Section 11, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 10(a) or Section 10(b), as the case may be. Notwithstanding the foregoing, if any member of the Solta Group or any member of the Parent Group disputes in good faith the fact or the amount of its obligation under Section 10(a) or Section 10(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 24 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 11.

(d) Corresponding Tax Benefits. If an indemnification obligation of any member of the Parent Group or any member of the Solta Group, as the case may be, under this Section 10 arises in respect of an adjustment that makes allowable to an Indemnitee any reduction in Taxes payable by the Indemnitee or other Tax benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 10(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year in which such indemnification obligation arises, determined on a “with and without” basis.

Section 11. Payments.

(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due sixty (60) Business Days after the receipt of notice of such payment or, where no notice is required, sixty (60) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Parent has the right to designate, by written notice to Solta, which member of the Parent Group will make or receive such payment.

(b) Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by Parent or any member of the Parent Group to Solta or any member of the Solta Group, or by Solta or any member of the Solta Group to Parent or any member of the Parent Group, pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement that relates to Taxable periods (or portions thereof) ending on or before the IPO Date shall be treated by the parties hereto for all U.S. Tax purposes as a distribution by Solta to Parent, or a capital contribution from Parent to Solta, as the case may be; provided, however, that (i) any payment made pursuant to Section 2.10(e) of the Separation Agreement shall instead be treated for U.S. Tax purposes as if the party required to make a payment of received amounts had received such amounts as agent for the other party, (ii) any payment made pursuant to Section 4.1 of the Transition Services Agreement shall instead be treated as a payment for services and (iii) if the Separation

Agreement or any Ancillary Agreement specifically provides for a certain tax treatment of payments, any payments made under such agreement will be treated as described in the relevant agreement. In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 11(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 14 of this Agreement.

(c) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any Ancillary Agreement, and this Agreement shall be construed accordingly.

Section 12. Guarantees. Parent and Solta, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the Parent Group or the Solta Group, respectively, under this Agreement.

Section 13. Communication and Cooperation.

(a) Consult and Cooperate. Parent and Solta shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with all matters subject to this Agreement. Such cooperation shall include:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Solta Group (or, in the case of any Tax Return of the Parent Group, the portion of such return that relates to Taxes for which the Solta Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 14) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 14, Parent and Solta shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. Parent and Solta shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Parent Group or any member of the Solta Group, respectively.

(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the Parent Group or Solta Group, respectively, shall be required to provide any member of the Solta Group or Parent Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Solta, the business or assets of any member of the Solta Group, or matters for which the Solta Group or the Parent Group, respectively, has an obligation to indemnify under this Agreement and (ii) in no event shall any member of the Parent Group or the Solta Group, respectively, be required to provide any member of the Solta Group or Parent Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Parent or Solta, respectively, determines that the provision of any information to any member of the Solta Group or Parent Group, respectively, could be commercially detrimental or violate any law or agreement to which Parent or Solta, respectively, is bound, Parent or Solta, respectively, shall not be required to comply with the foregoing terms of this Section 13(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to Solta or Parent, respectively, to the extent such access to or copies of any information is provided to a Person other than a member of the Parent Group or Solta Group, respectively).

Section 14. Audits and Contest.

(a) Notice. Each of Parent and Solta shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the Solta Group or the Parent Group, respectively, for Taxes under Applicable Law or this Agreement; provided that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying Party is prejudiced by such failure.

(b) Parent Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 14(d), Parent shall have the right to control all matters relating to any Joint Tax Return, any Parent Separate Tax Return, and any Tax Return or any Tax Proceeding with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such). Parent shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Solta under Section 10 hereof, (i) Parent shall keep Solta informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, Solta shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c) Solta Assumption of Control. If Parent determines that the resolution of any matter pursuant to a Tax Proceeding is reasonably likely to have an adverse effect on the Solta Group with respect to any Post-IPO Period, Parent, in its sole discretion, may permit Solta to elect to assume control over disposition of such matter at Solta’s sole cost and expense; provided, however, that if Solta so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the Parent Group for any increase in a liability and any reduction of a Tax asset of the Parent Group arising from such matter.

(d) Separation Taxes. Parent shall have the right to control any Tax Proceeding relating to Separation Taxes; provided that Parent shall keep Solta fully informed of all material developments and shall permit Solta a reasonable opportunity to participate in the defense of the matter.

Section 15. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission or mail, to the following addresses:

If to Parent (prior to, on or after the Separation Time), to:

Bausch Health Companies Inc.
2150 St. Elzéar Blvd. West
Laval, Québec, Canada H7L 4A8
Attention: General Counsel
E-mail: [●]

with a copy to:

Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Michael Kaplan
Michael Davis
Marcel Fausten
Email:	michael.kaplan@davispolk.com
michael.davis@davispolk.com
marcel.fausten@davispolk.com

If to Solta (prior to, on or after the Separation Time), to:

Solta Medical Corporation
520 Applewood Crescent Vaughan, Ontario, Canada L4K 5X3
Attention: General Counsel
E-mail: [●]

with a copy to:

Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Michael Kaplan
Michael Davis
Marcel Fausten
Email:	michael.kaplan@davispolk.com
michael.davis@davispolk.com
marcel.fausten@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 16. Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Separation Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 17. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Parent and Solta, this Agreement shall become effective upon the consummation of the IPO. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the IPO upon termination of the Separation Agreement. If the consummation of the IPO shall not have occurred prior to June 30, 2022, this Agreement shall terminate without any further action.

Section 18. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 19. Construction. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) except as otherwise clearly indicated, reference to any gender includes all genders;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States, and, unless otherwise specified herein or agreed between the parties, all payments required under this Agreement shall be made in U.S. dollars; and

(l) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 20. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement.

(i) This Agreement, the Separation Agreement and the Ancillary Agreements constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Separation Agreement or any Ancillary Agreement has been made or relied upon by any Party hereto or any member of their Group with respect to the transactions contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation Agreement and shall be interpreted in accordance with the terms of the Separation Agreement in all respects; provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall control in all respects.

(ii) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SEPARATION AGREEMENT AND THE ANCILLARY AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER PARENT NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR

WRITTEN INFORMATION RELATING TO THE SOLTA BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF PARENT OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. SOLTA ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SOLTA BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT, THE SEPARATION AGREEMENT OR IN ANY OF THE OTHER ANCILLARY AGREEMENTS TO WHICH THEY ARE A PARTY.

(b) Amendments and Waivers.

(i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Parent and Solta, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(ii) No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 22. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the Parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 15 shall be deemed effective service of process on such Party.

Section 23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 24. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to, as applicable, a Canadian or U.S. Tax counsel or other Canadian or U.S. Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Parent and Solta; provided, however, that, if Parent and Solta do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of, as applicable, three Canadian or U.S. Tax counsel or other Canadian or U.S. Tax advisors of recognized national standing with one member chosen by Parent, one member chosen by Solta, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute. In the case of any dispute involving the Tax laws of a jurisdiction other than Canada or the United States, the provisions of this Section 24 shall apply to such dispute mutatis mutandis.

Section 25. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 13(d) and the indemnification and release provisions of Section 10, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 26. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Separation Agreement and any Ancillary Agreements.

Section 27. Authorization. Each of Parent and Solta hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.

Section 28. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 29. Performance. Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

Bausch Health Companies Inc., on its own behalf and on behalf of the members of the Parent Group

By:
Name:
Title:

Solta Medical Corporation, on its own behalf and on behalf of the members of the Solta Group

By:
Name:
Title:

[Signature Page]